UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 12, 2015

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Frontage Road, Suite 301 Hampton, New Jersey	08827
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors

On May 12, 2015, the Board of Directors (the “Board”) of Bellerophon Therapeutics, Inc. (the “Company”) increased the size of the Board from seven to nine directors and appointed R. Scott Huennekens and Scott Bruder as directors, effective immediately. Mr. Huennekens will serve as a Class I director with a term expiring at the 2016 Annual Meeting of Stockholders, and Dr. Bruder will serve as a Class II director with a term expiring at the 2017 Annual Meeting of Stockholders. Mr. Huennekens will serve as a member of the Audit Committee, and Dr. Bruder will serve as a member of the Compensation Committee.  The Board has determined that each of Mr. Huennekens and Dr. Bruder is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations, including, in the case of Mr. Huennekens, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in the case of Dr. Bruder, Rule 10C-1 under the Exchange Act.

Mr. Huennekens served as President and Chief Executive Officer of Volcano Corporation, a manufacturer of intravascular imaging equipment for coronary and peripheral applications, from April 2002 until its acquisition by Royal Philips for $1.2 billion in February 2015.  Prior to that, he served as President and Chief Executive Officer of Digirad Corporation, a diagnostic imaging solutions provider. He joined Digirad in 1997 as Chief Operating Officer and was promoted to President and Chief Executive Officer in 2000. Prior to joining Digirad, he held senior positions at Baxter International, Inc. in the Edwards Cardiovascular and Novacor Divisions.  Mr. Huennekens is currently Chairman of EndoChoice, Inc. and serves on the boards of directors of Sonendo, Inc., Reva Medical, Inc. and the Medical Device Manufacturers Association.  He received a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.

Dr. Bruder has served as the Principal of Bruder Consulting International, LLC since November 2014.  Bruder Consulting International, LLC provides a variety of services to companies in the medical device, regenerative medicine and biotechnology industries and to venture capital and private equity firms.  From January 2013 through October 2014, Dr. Bruder served as the Chief Medical and Scientific Officer of Stryker Corporation, a medical technology company, and from 2007 until 2013, he served as the Chief Science and Technology Officer for Becton, Dickinson and Company, a medical technology company.  Dr. Bruder has also held a number of senior executive and scientific roles at Johnson & Johnson, Anika Therapeutics, Inc. and Osiris Therapeutics, Inc.  He received an Sc.B. in biology from Brown University and an M.D. and Ph.D. in stem cell biology from Case Western Reserve University School of Medicine.  Dr. Bruder obtained additional clinical training at Albert Einstein Medical Center and the University of Pennsylvania.  He is currently an adjunct Professor of Biomedical Engineering at Case Western Reserve University, where he previously served for thirteen years as an adjunct faculty member in the Department of Orthopaedic Surgery.

Each of Mr. Huennekens and Dr. Bruder will receive compensation for his service as a non-employee director and for committee service in accordance with the Company’s amended director compensation program, which is described below, including the award of a one-time nonqualified stock option under the Company’s 2015 Equity Incentive Plan to purchase 25,000 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”).  The stock options were granted by the Company’s Compensation Committee on May 12, 2015 and have an exercise price of $8.65 per share, which was equal to the closing price of the Common Stock on the NASDAQ Global Market on such grant date. These options will vest in equal annual installments over a three-year period measured from the date of grant.

Each of Mr. Huennekens and Dr. Bruder will enter into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially similar to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

Amendments to Director Compensation Policy

On May 12, 2015, the Board approved certain amendments to the Company’s policy for the compensation of its non-employee directors, effective immediately.  Following the amendments, the Company’s director compensation policy consists of the following:

•                  each non-employee director will receive, on an annual basis, a cash retainer of $35,000;

•                  each non-employee director who has then served on the Board for at least six months will receive, on the date of the first Board meeting held after each year’s annual meeting of stockholders, an option to purchase 10,000 shares of Common Stock, which shall vest in three equal annual installments;

•                  the chairman of the Board, if a non-employee director, will receive an additional cash retainer of $30,000;

•                  each non-employee director who serves on the Audit Committee will receive a cash retainer of $7,500 per year ($15,000 for the chair);

•                  each non-employee director who serves on the Compensation Committee will receive a cash retainer of $5,000 per year ($10,000 for the chair);

•                  each non-employee director who serves on the Nominating and Corporate Governance Committee will receive a cash retainer of $5,000 ($7,500 for the chair); and

•                  each non-employee director elected to the Board will receive a one-time award of an option to purchase 25,000 shares of Common Stock, which option shall vest in three equal annual installments.

In addition, the Company will continue to reimburse its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: May 13, 2015	By:	/s/ Jonathan M. Peacock

Name: Jonathan M. Peacock
Title: Chairman and Chief Executive Officer